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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

January 17, 2013

Citigroup Inc.
153 E. 53rd Street, 6th Floor
New York, New York 10043

Ladies and Gentlemen:

Citigroup Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-172562) for the purpose of registering under the Securities Act of 1933, as amended, among other securities, debt securities of the Company.  Such securities include, among other securities, the Company’s Medium-Term Senior Notes, Series H (the “Securities”), to be issued from time to time pursuant to the senior debt indenture dated as of March 15, 1987 between the Company (as successor to Primerica Corporation) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee.

We hereby consent to any reference to us, in our capacity as tax counsel or special tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Security or Securities prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP